Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Senior Managing Director

(310) 954-1105

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2013 FOURTH

QUARTER AND FULL YEAR RESULTS

•	Achieves Fourth Quarter Earnings per Diluted Share Increase of 21% to $0.23

•	Reports Fiscal 2013 Full-Year Earnings per Diluted Share Increase of 84% to $1.27, Including Charges of $0.04

•	Declares Quarterly Cash Dividend of $0.10 per Share

EL SEGUNDO, Calif., February 25, 2014 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported financial results for the fiscal 2013 fourth quarter and full year ended December 29, 2013.

As the Company previously reported, net sales for the fiscal 2013 fourth quarter increased to $248.0 million from net sales of $243.6 million for the fourth quarter of fiscal 2012. Same store sales decreased 0.5% for the fourth quarter of fiscal 2013. For comparison purposes, the Company’s same store sales increased 6.5% for the fourth quarter of fiscal 2012 over the fourth quarter of the prior year.

Gross profit for the fiscal 2013 fourth quarter increased to $80.8 million from $78.4 million in the fourth quarter of the prior year. The Company’s gross profit margin was 32.6% in the fiscal 2013 fourth quarter versus 32.2% in the fourth quarter of the prior year. The improvement in gross profit margin reflects an increase in merchandise margins of 47 basis points.

Selling and administrative expense as a percentage of net sales improved to 28.9% in the fiscal 2013 fourth quarter from 29.2% in the fourth quarter of the prior year.

Net income for the fourth quarter of fiscal 2013 was $5.2 million, or $0.23 per diluted share, including expenses associated with the development of the Company’s new e-commerce platform of $0.01 per diluted share, compared to net income for the fourth quarter of fiscal 2012 of $4.0 million, or $0.19 per diluted share.

For the fiscal 2013 full year, net sales increased to $993.3 million from net sales of $940.5 million for fiscal 2012. Same store sales increased 3.9% in fiscal 2013 from the prior year. Net income in fiscal 2013 was $27.9 million, or $1.27 per diluted share, including $0.04 per diluted share for legal settlement charges and $0.02 per diluted share for e-commerce development expenses, compared to net income in fiscal 2012 of $14.9 million, or $0.69 per diluted share, including $0.04 per diluted share of store closing and non-cash impairment charges.

“We are pleased to have delivered another quarter of earnings growth in a very challenging retail environment,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “As we previously reported, our fourth quarter sales comparisons were impacted by cycling against the surge of firearm and ammunition sales during the prior year, as well as the lack of favorable winter weather across our western markets. We were able to offset most of the sales softness caused by these factors with positive performance in a number of our other product categories, which we believe reflects the favorable customer response to our merchandising and marketing strategies. For the quarter, same store sales in our apparel category increased in the low double-digit range, footwear sales were slightly positive and hardgoods sales decreased in the mid-single-digit range, primarily due to the lower demand for firearms and ammunition products. Our ability to improve product margins and control operating expenses enabled us to achieve over 20% growth in earnings for the quarter and conclude fiscal 2013 with 84% earnings growth over the prior year.”

Mr. Miller continued, “While we are pleased with our performance in 2013, we anticipate a very challenging first quarter of 2014 as we face comparisons against the peak of the surge in demand for firearms and ammunition products and favorable winter weather last year. For the start of the first quarter, we have experienced exceptionally unfavorable winter weather in most of our key western markets, with extreme drought conditions leading to reduced demand for winter products. Given these factors and the resulting impact on traffic levels in our stores, we are currently anticipating a high single-digit decrease in same store sales for the first quarter. Excluding winter and firearms and ammunition products, our sales are performing positively for the quarter to date. As we look beyond the first quarter, we believe that these pressures will ease to a large degree and we should be in a position to produce positive same store sales over the balance of the year.”

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.10 per share of outstanding common stock, which will be paid on March 21, 2014 to stockholders of record as of March 7, 2014.

Guidance

For the fiscal 2014 first quarter, the Company expects same store sales in the negative high single-digit range and earnings per diluted share in the range of $0.05 to $0.11. This guidance reflects the anticipated continued decrease in demand for firearms and ammunition products and reduced demand for winter products as a result of unfavorable winter weather conditions experienced for the first quarter to date compared to the prior year. In addition, first quarter guidance includes approximately $0.01 per diluted share in anticipated expenses associated with the development of the Company’s e-commerce platform. For comparative purposes, the Company’s same store sales increased 10.5% and earnings per diluted share were $0.34 for the first quarter of fiscal 2013.

Store Openings

During the fourth quarter of fiscal 2013, the Company opened nine stores, ending fiscal 2013 with 429 stores in operation. During the fiscal 2014 first quarter, the Company has closed four stores, three as part of relocations that began in fiscal 2013. For the fiscal 2014 full year, the Company currently anticipates opening approximately 15 net new stores.

Conference Call Information

The Company will host a conference call and audio webcast today, February 25, 2014, at 2:00 p.m. Pacific (5:00 p.m. EST) to discuss financial results for the fourth quarter and full year of fiscal 2013. To access the conference call, participants in North America should dial (888) 539-3612, and international participants should dial (719) 325-2464. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through March 4, 2014 by calling (877) 870-5176 to access the playback; passcode is 9565830.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 429 stores in 12 states under the “Big 5 Sporting Goods” name as of the end of the fiscal year ended December 29, 2013. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, fluctuations in consumer holiday spending patterns, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearms, ammunition and certain related accessories, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, higher than expected costs related to the development of an e-commerce platform, delay in completing the e-commerce platform or lower than expected profitability of the e-commerce platform, litigation risks, disruption in product flow, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2012 and Quarterly Report on Form 10-Q for the third quarter of fiscal 2013. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

# # #

FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	December 29, 2013	December 30, 2012

ASSETS
Current assets:
Cash and cash equivalents	$9,400	$7,635
Accounts receivable, net of allowances of $105 and $99, respectively	16,301	15,297
Merchandise inventories, net	300,952	270,350
Prepaid expenses	6,356	8,784
Deferred income taxes	12,000	9,905

Total current assets	345,009	311,971

Property and equipment, net	75,608	72,089
Deferred income taxes	13,564	14,795
Other assets, net of accumulated amortization of $891 and $637, respectively	3,274	3,372
Goodwill	4,433	4,433

Total assets	$441,888	$406,660

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$104,826	$92,688
Accrued expenses	69,923	67,553
Current portion of capital lease obligations	1,567	1,720

Total current liabilities	176,316	161,961

Deferred rent, less current portion	21,078	21,386
Capital lease obligations, less current portion	1,595	2,855
Long-term debt	43,018	47,461
Other long-term liabilities	9,111	8,577

Total liabilities	251,118	242,240

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 24,339,537 and
23,783,084 shares, respectively; outstanding 22,297,701 and 21,741,248 shares, respectively	244	238
Additional paid-in capital	109,901	102,658
Retained earnings	106,565	87,464
Less: Treasury stock, at cost; 2,041,836 shares	(25,940)	(25,940)

Total stockholders’ equity	190,770	164,420

Total liabilities and stockholders’ equity	$441,888	$406,660

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012

Net sales (1)	$248,037	$243,608	$993,323	$940,490

Cost of sales	167,235	165,216	664,583	637,721

Gross profit (1)	80,802	78,392	328,740	302,769

Selling and administrative expense (1) (2) (3)	71,773	71,237	281,313	276,797

Operating income	9,029	7,155	47,427	25,972

Interest expense	479	557	1,745	2,202

Income before income taxes	8,550	6,598	45,682	23,770

Income taxes	3,360	2,566	17,736	8,855

Net income (1) (2) (3)	$5,190	$4,032	$27,946	$14,915

Earnings per share:
Basic	$0.24	$0.19	$1.28	$0.70

Diluted (1) (2) (3)	$0.23	$0.19	$1.27	$0.69

Dividends per share	$0.10	$0.075	$0.40	$0.30

Weighted-average shares of common stock outstanding:
Basic	21,960	21,338	21,765	21,394

Diluted	22,207	21,673	22,083	21,616

(1)	In fiscal 2013, the Company recorded a pre-tax charge of $1.3 million for legal settlements, of which $0.3 million was classified as a reduction to net sales and $1.0 million was classified as selling and administrative expense. This charge reduced net income by $0.8 million, or $0.04 per diluted share.
(2)	In the fourth quarter and full fiscal year ended December 30, 2012, the Company recorded pre-tax charges of $0.1 million and $1.2 million, respectively, related to store closing costs. These charges reduced net income in the same periods by $48,000 and $0.8 million, respectively, or $0.00 per diluted share and $0.03 per diluted share, respectively. These charges were recorded in selling and administrative expense.
(3)	In fiscal 2013 and 2012, the Company recorded pre-tax non-cash impairment charges of $0.1 million and $0.2 million, respectively, related to certain underperforming stores. These charges reduced net income in fiscal 2013 and 2012 by $44,000, or $0.00 per diluted share, and $0.1 million, or $0.01 per diluted share, respectively. These charges were recorded in selling and administrative expense.